Exhibit 2.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT No. 3, dated as of December 2, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 24, 2021 (as previously amended by Amendments thereto dated August 5, 2021 and September 17, 2021, the “Merger Agreement”), by and among IKONICS Corporation, a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company” and together with the Parent Entities, the “Parties”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.

WHEREAS, pursuant to, and subject to the limitations set forth in, Section 8.8 of the Merger Agreement, the Merger Agreement may be amended only by an instrument in writing signed by each of the parties thereto; and

WHEREAS, the Parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.            Amendment to Section 2.3(b). Section 2.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(b) Parent RSU Awards. Immediately prior to the First Effective Time, each Parent RSU Award that is then outstanding and not subject to an agreement to cancel such Parent RSU in exchange for cash payment shall be fully vested and, prior to the First Effective Time, each such Parent RSU Award shall be settled for shares of Parent Common Stock. Following the First Effective Time, no Parent RSU Award that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of any such Parent RSU Award shall cease to have any rights with respect thereto, except the right to receive the Parent Merger Consideration pursuant to Section 2.1(a)(i) with respect to each share of Parent Common Stock received upon settlement of such Parent RSU Award. Notwithstanding any other provision of this Agreement, all Parent RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).

2.           Amendment to Section 5.12. Section 5.12 of the Merger Agreement is hereby amended by replacing the last clause with the following language:

…the Company will reimburse Parent for (i) all payments made or then agreed to be made by the Company in exchange for the cancellation of Parent RSUs, and (ii) all actual Expenses incurred by Parent in connection with the negotiation, approval and consummation of the transactions contemplated by this Agreement, including the fees and disbursements of legal counsel filing fees and mailing costs for the Parent Registration Statement and proxy materials, up to a maximum of $640,000.

3.           Amendment to Section 5.15(c). The first sentence of Section 5.15(c) of the Merger Agreement is hereby amended to read as follows:

As of the First Effective Time, Parent shall take all action necessary to (i) cause (A) the number of members of the HoldCo board of directors to be fixed at ten (10) and (B) cause to be appointed to the HoldCo board of directors, as directors, effective as of the Second Effective Time, up to ten persons chosen by the Company in its sole discretion.

4.           Miscellaneous. The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

PARENT
IKONICS Corporation

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

COMPANY
TeraWulf Inc.

By:	/s/ Paul Prager
Name:	Paul Prager
Title:	President and CEO

HOLDCO
Telluride Holdco Inc.

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

MERGER SUB I
Telluride Merger Sub I, Inc.

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

MERGER SUB II
Telluride Merger Sub II, Inc.

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]